UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 2)*


                             FISHER COMMUNICATIONS, INC.
     --------------------------------------------------------------------
                               (Name of Issuer)

                         COMMON STOCK, PAR VALUE $1.25
     --------------------------------------------------------------------
                        (Title of Class of Securities)

                                  337756 20 9
     --------------------------------------------------------------------
                                (CUSIP Number)



 Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 4 pages

------------------------                                  ---------------------
 CUSIP NO. 337756 20 9                  13G                PAGE 2 OF 4 PAGES
------------------------                                  ---------------------

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      NAME OF REPORTING PERSONS:  THE D. R. FISHER TRUST UW OF D. R. FISHER
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):  91-6100755


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    N/A
                                                                (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF            433,504 Shares (Among three trustees)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING            433,504 Shares (Among three trustees)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      433,504 Shares

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.0%

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      TYPE OF REPORTING PERSON*
12
      OO

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

                                                                     Page 3 of 4

Item 1 (a):  NAME OF ISSUER

             FISHER COMMUNICATIONS, INC.

Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             600 University Street, Suite 1525
             Seattle, Washington   98101

Item 2 (a):  NAME OF PERSON FILING

             The D. R. Fisher Trust UW of D. R. Fisher

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

             P. O. Box 98549
             Des Moines, Washington   98198

Item 2 (c):  CITIZENSHIP

             United States

Item 2 (d):  TITLE OF CLASS OF SECURITIES

             Common Stock, $1.25 par value

Item 2 (e):  CUSIP NUMBER

             337756 20 9

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not  applicable

Item 4:      OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)   Amount Beneficially Owned:

                   433,504 Shares

             (b)   Percent of Class:

                   5.0%

             (c)   Number of Shares as to Which Such Person Has:

                   (i)   sole power to vote or direct the vote:

                         433,504 Shares

                   (ii)  Shared power to vote or direct the vote:

                         0 Shares

                   (iii) Sole power to dispose or to direct the disposition of:

                         433,504 Shares

                   (iv) Shared power to dispose or to direct the disposition of:

                         0 Shares

     Voting and disposition power with respect to the shares owned by the filing trust are shared by the three trustees of the trust: William O. Fisher, George D. Fisher and E. A. Gowey.

Item 5:      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]
             Not Applicable


Item 6:      OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

             Not Applicable

Item 8:      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable

Item 9:      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable

Item 10:     CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


January 28, 2003
________________________
Date


/s/ WILLIAM O. FISHER
________________________
Signature


WILLIAM O. FISHER, TRUSTEE
________________________
Name (Typed)



/s/ GEORGE D. FISHER                    /s/ E. A. GOWEY
_____________________________           ____________________________________
Signature                               Signature


GEORGE D. FISHER, TRUSTEE               E. A. GOWEY, TRUSTEE
_____________________________           _____________________________________
Name (Typed)                            Name (Typed)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).